EXHIBIT 99.1

Ted Deikel, Investor and Noted Direct Marketing Retailer, Increases Position in uBid.com.

CHICAGO, January 3, 2008 - uBid.com, one of the leading business-to-consumer and business-to-business online auction companies (www.uBid.com), announced today that Ted Deikel, veteran investor and Former Fingerhut CEO, purchased an additional 466,000 shares of uBid.com stock, bringing his position in uBid to approximately 12% of its outstanding shares.

This purchase of 466,000 shares follows Mr. Deikel’s November 2007 purchase of 1,784,000 shares of uBid.com stock, which at the time was approximately 10% of uBid’s outstanding shares.

“I believe now, as I did in November, that uBid’s wealth of online selling expertise, strong relationships with their sellers and Jeff Hoffman’s experience in the e-commerce space, position uBid to capture significant market share in the largely untapped multi-billion dollar online liquidation market,” said Mr. Deikel.

“Having the continued support of a shareholder of Mr. Deikel’s caliber only reinforces our strategy of offering the most robust seller sales solutions on the internet,” said Jeff Hoffman, uBid’s Chief Executive Officer.

About uBid.com

uBid.com operates a leading on-line business-to consumer and business-to-business marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer brand-name new, excess, refurbished and limited supply merchandise to consumer and business customers primarily located in the United States. The Company's marketplace employs a combination of auction style and fixed price formats. uBid.com Holdings, Inc. is publicly traded on the NASD OTC bulletin board (UBHI).

Contact:
Jim Murphy
(773) 272-4537